Filed pursuant to Rule 433

Registration No. 333-152543

BB&T Corporation

Pricing Term Sheet

Medium-Term Notes, Series A (Senior)

$700,000,000

2.05% Senior Notes due 2014

Issuer	BB&T Corporation

Security	2.05% Senior Notes due April 28, 2014

Ratings	A2 (Moody’s) / A (S&P) / A+ (Fitch) / AH (DBRS)

Currency	USD

Size	$700,000,000

Security Type	SEC Registered Medium-Term Notes, Series A (Senior)

Maturity	April 28, 2014

Coupon	2.05%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Redemption Date	March 28, 2014

Redemption Terms

Redeemable in whole or in part on or after the

Redemption Date at 100% of the principal amount of the

notes (par), plus accrued and unpaid interest thereon to

the date of redemption. BB&T Corporation shall provide 10 to 60 calendar days’ notice of redemption to the registered holder of the note.

Benchmark Treasury	1.250% US Treasury due 2014

Spread to Benchmark Treasury	+95 bps

Benchmark Treasury Spot and Yield	100-12+; 1.116%

Price to Public	99.954% of face amount

Yield to Maturity	2.066%

Net Proceeds (Before Expenses) to Issuer	$698,383,000 (99.769%)

Interest Payment Dates	April 28 and October 28 of each year, commencing October 28, 2011

Trade Date	April 25, 2011

Settlement Date	April 28, 2011

Denominations	$2,000 x $1,000

CUSIP / ISIN	05531FAH6 / US05531FAH64

Joint Bookrunners	BB&T Capital Markets, a division of Scott & Stringfellow, LLC Deutsche Bank Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating may be subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BB&T Capital Markets, a division of Scott & Stringfellow, LLC at 804-787-8221; or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

Filed pursuant to Rule 433
Registration No. 333-152543

BB&T Corporation

Pricing Term Sheet

Medium-Term Notes, Series A (Senior)

$300,000,000

Senior Floating Rate Notes due 2014

Issuer	BB&T Corporation

Security	Senior Floating Rate Notes due April 28, 2014

Ratings	A2 (Moody’s) / A (S&P) / A+ (Fitch) / AH (DBRS)

Currency	USD

Size	$300,000,000

Security Type	SEC Registered Medium-Term Notes, Series A (Senior)

Maturity	April 28, 2014

Benchmark	3-month USD LIBOR

Benchmark Spread	+70 bps

Coupon	3-month USD LIBOR +70 bps

Payment Frequency	Quarterly

Day Count Convention	Actual/360

Redemption Date	March 28, 2014

Redemption Terms

Redeemable in whole or in part on or after the

Redemption Date at 100% of the principal amount of the

notes (par), plus accrued and unpaid interest thereon to

the date of redemption. BB&T Corporation shall provide 10 to 60 calendar days’ notice of redemption to the registered holder of the note.

Price to Public	100% of face amount

Net Proceeds (Before Expenses) to Issuer	$299,445,000 (99.815%)

Interest Payment Dates	April 28, July 28, October 28 and January 28 of each year, commencing July 28, 2011

Trade Date	April 25, 2011

Settlement Date	April 28, 2011

Denominations	$2,000 x $1,000

CUSIP / ISIN	05531FAJ2 / US05531FAJ21

Joint Bookrunners	BB&T Capital Markets, a division of Scott & Stringfellow, LLC Deutsche Bank Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating may be subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BB&T Capital Markets, a division of Scott & Stringfellow, LLC at 804-787-8221; or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.